Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Graphic Packaging International Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Graphic Packaging International Corporation and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002 the Company changed its method of accounting for goodwill and other intangible assets. As discussed in Notes 2 and 18 to the financial statements, the Company adopted Financial Accounting Standards Board’s Statement No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002” effective January 1, 2003.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Denver, Colorado
February 11, 2003, except for Notes 17 and 18 as to which the date is June 13, 2003

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2002	2001	2000
Sales to unrelated parties	$946,833	$989,716	$990,390
Sales to Coors Brewing Company	111,010	122,819	112,200
Total net sales	1,057,843	1,112,535	1,102,590
Cost of goods sold	930,581	960,258	963,979
Gross profit	127,262	152,277	138,611
Selling, general and administrative expense	64,620	62,874	61,134
Goodwill amortization	—	20,649	20,634
Asset impairment and restructuring charges	—	8,900	5,620
Operating income	62,642	59,854	51,223
Gain from sale of businesses and other assets	—	3,650	19,172
Interest expense	(44,640)	(52,811)	(82,071)
Loss on early extinguishment of debt	(15,766)	—	—
Income (loss) before income taxes and cumulative effect of change in accounting principle	2,236	10,693	(11,676)
Income tax (expense) benefit	(886)	(4,257)	4,678
Income (loss) before cumulative effect of change in accounting principle	1,350	6,436	(6,998)
Cumulative effect of change in goodwill accounting, net of tax of $0	(180,000)	—	—
Net income (loss)	(178,650)	6,436	(6,998)
Preferred stock dividends declared	(10,000)	(10,000)	(3,806)
Net loss attributable to common shareholders	$(188,650)	$(3,564)	$(10,804)
Net loss attributable to common shareholders per basic share of common stock:
Before cumulative effect of change in accounting principle	$(0.27)	$(0.11)	$(0.37)
Cumulative effect of change in accounting principle	(5.50)	—	—
Net loss attributable to common shareholders per basic share	$(5.77)	$(0.11)	$(0.37)
Weighted average shares outstanding—basic	32,715	31,620	29,337
Net loss attributable to common shareholders per diluted share of common stock:
Before cumulative effect of change in accounting principle	$(0.27)	$(0.11)	$(0.37)
Cumulative effect of change in accounting principle	(5.50)	—	—
Net loss attributable to common shareholders per diluted share	$(5.77)	$(0.11)	$(0.37)
Weighted average shares outstanding—diluted	32,715	31,620	29,337

See Notes to Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Year Ended December 31,
	2002	2001	2000
Net income (loss)	$(178,650)	$6,436	$(6,998)
Other comprehensive income (loss):
Foreign currency translation adjustments	279	(905)	(355)
Interest rate swap agreements:
Cumulative effect of change in accounting principle, net of tax of $2,012	—	(3,217)	—
Recognition of hedge results to interest expense during the period, net of tax of $2,595 and $1,861	4,177	2,973	—
Change in fair value of cash flow hedges during the period, net of tax of $275 and $2,753	498	(4,397)	—
Change in minimum pension liability, net of tax of $7,572, $9,103 and $178	(12,805)	(13,832)	(267)
Other comprehensive loss	(7,851)	(19,378)	(622)
Comprehensive loss	$(186,501)	$(12,942)	$(7,620)

See Notes to Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEET
(in thousands)

	At December 31,
	2002	2001
ASSETS
Current assets
Cash and cash equivalents	$28,626	$6,766
Accounts receivable, less allowance for doubtful accounts of $2,395 in 2002 and $1,769 in 2001	61,886	57,679
Accounts receivable from Coors Brewing Company	1,660	1,795
Inventories	87,243	92,408
Deferred income taxes	8,999	17,378
Other assets	12,687	15,778
Total current assets	201,101	191,804
Properties, net	410,592	443,712
Goodwill, net	379,696	559,696
Other assets	29,477	34,123
Total assets	$1,020,866	$1,229,335
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$3,432	$37,373
Accounts payable	82,106	59,002
Interest payable	11,117	2,665
Accrued compensation	20,013	20,431
Other accrued expenses and liabilities	38,321	49,930
Total current liabilities	154,989	169,401
Long-term debt	474,899	488,386
Pension liability	42,310	24,860
Other long-term liabilities	37,774	44,684
Total liabilities	709,972	727,331
Minority interest	3,856	4,356
Commitments and contingencies (Note 15)	—	—
Shareholders’ equity
Preferred stock, 20,000,000 shares authorized:
Series A, $0.01 par value, no shares issued or outstanding	—	—
Series B, $0.01 par value, 1,000,000 shares issued and outstanding at stated value and liquidation preference of $100 per share	100,000	100,000
Common stock, $0.01 par value 100,000,000 shares authorized; 33,477,300 and 32,188,941 issued and outstanding at December 31, 2002 and 2001	335	322
Paid-in capital	416,048	417,749
Unearned compensation	(2,421)	—
Retained deficit	(179,212)	(562)
Accumulated other comprehensive loss	(27,712)	(19,861)
Total shareholders’ equity	307,038	497,648
Total liabilities and shareholders’ equity	$1,020,866	$1,229,335

See Notes to Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$(178,650)	$6,436	$(6,998)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on early extinguishment of debt	15,766	—	—
Cumulative effect of change in goodwill accounting	180,000	—	—
Asset impairment charges	—	5,000	—
Gain from sale of businesses and other assets	—	(3,650)	(19,172)
Depreciation	61,165	58,757	62,460
Amortization of goodwill	—	20,649	20,634
Amortization of debt issuance costs	3,109	7,795	8,865
Deferred income tax expense	4,990	8,417	10,012
Compensation expense settled in stock	4,298	5,152	4,122
Change in current assets and current liabilities:
Accounts receivable	(4,072)	15,713	(3,271)
Inventories	5,165	12,820	23,137
Other assets	3,091	(1,122)	(3,592)
Accounts payable	23,104	20,100	(4,935)
Accrued expenses and other liabilities	3,970	(4,595)	(27,954)
Other	159	227	(429)
Net cash provided by operating activities	122,095	151,699	62,879

Cash flows from investing activities:
Capital expenditures	(27,706)	(31,884)	(30,931)
Proceeds from sale of assets	—	8,950	43,580
Collection of note receivable	—	—	200,000
Net cash provided by (used in) investing activities	(27,706)	(22,934)	212,649

Cash flows from financing activities:
Proceeds from borrowings	759,677	206,750	52,015
Repayment of debt	(807,105)	(320,965)	(431,996)
Debt issuance costs	(16,390)	—	(6,312)
Proceeds from issuance of preferred stock, net of stock issuance costs	—	—	98,558
Preferred stock dividends paid	(10,000)	(12,083)	(1,306)
Common stock issuance and other	1,289	287	1,656
Net cash used in financing activities	(72,529)	(126,011)	(287,385)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	21,860	2,754	(11,857)
Balance at beginning of year	6,766	4,012	15,869
Balance at end of year	$28,626	$6,766	$4,012

See Notes to Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(in thousands)

	Common Shares	Preferred Stock	Common Stock	Paid-in Capital	Unearned Compensation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 1999	28,577	$—	$286	$422,885	$—	$—	$139	$423,310
Issuance of common stock	1,967	—	19	4,690	—	—	—	4,709
Issuance of 1,000,000 shares of preferred stock, net of issuance costs	—	100,000	—	(1,442)	—	—	—	98,558
Net loss	—	—	—	—	—	(6,998)	—	(6,998)
Preferred stock dividends declared	—	—	—	(3,806)	—	—	—	(3,806)
Change in minimum pension liability, net of tax	—	—	—	—	—	—	(267)	(267)
Cumulative translation adjustment	—	—	—	—	—	—	(355)	(355)
Balance at December 31, 2000	30,544	100,000	305	422,327	—	(6,998)	(483)	515,151
Issuance of common stock	1,645	—	17	5,422	—	—	—	5,439
Net income	—	—	—	—	—	6,436	—	6,436
Preferred stock dividends declared	—	—	—	(10,000)	—	—	—	(10,000)
Change in minimum pension liability, net of tax	—	—	—	—	—	—	(13,832)	(13,832)
Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	—	—	(3,217)	(3,217)
Recognition of hedge results to interest expense during the period, net of tax	—	—	—	—	—	—	2,973	2,973
Change in fair value of cash flow hedges during the period, net of tax	—	—	—	—	—	—	(4,397)	(4,397)
Cumulative translation adjustment	—	—	—	—	—	—	(905)	(905)
Balance at December 31, 2001	32,189	100,000	322	417,749	—	(562)	(19,861)	497,648
Issuance of common stock	883	—	9	5,831	—	—	—	5,840
Issuance of restricted stock	405	—	4	2,468	(2,472)	—	—	—
Restricted stock amortized to expense	—	—	—	—	51	—	—	51
Net loss	—	—	—	—	—	(178,650)	—	(178,650)
Preferred stock dividends declared	—	—	—	(10,000)	—	—	—	(10,000)
Change in minimum pension liability, net of tax	—	—	—	—	—	—	(12,805)	(12,805)
Recognition of hedge results to interest expense during the period, net of tax	—	—	—	—	—	—	4,177	4,177
Change in fair value of cash flow hedges during the period, net of tax	—	—	—	—	—	—	498	498
Cumulative translation adjustment	—	—	—	—	—	—	279	279
Balance at December 31, 2002	33,477	$100,000	$335	$416,048	$(2,421)	$(179,212)	$(27,712)	$307,038

See Notes to Consolidated Financial Statements.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.     Summary of Significant Accounting Policies

Nature of Operations:    Graphic Packaging International Corporation (the Company or GPIC) is a manufacturer of packaging products used by consumer product companies as primary packaging for their end-use products. The Company’s strategy is to maximize its competitive position and growth opportunities in its core business, folding cartons.

Use of Estimates:    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, using management’s best estimates and judgments where appropriate. These estimates and judgments affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Management has made significant estimates with respect to the following:

•                  Collectibility of accounts receivable—The Company estimates losses from uncollectible accounts based on the aging of the accounts receivable and an evaluation of the likelihood of success in collecting the receivable.

•                  Self-insurance reserves—The Company is self-insured for certain losses relating to workers’ compensation claims and employee medical and dental benefits. The Company has purchased stop-loss coverage in order to limit its exposure to significant claims. Self-insured losses are accrued based upon the Company’s estimates of the aggregate uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and the Company’s historical experience.

•                  Retirement-related benefits—The Company estimates its retiree liabilities based upon actuarial reports prepared by the Company’s actuary, which include estimates and assumptions related to interest rates, future compensation and other factors. See further discussion of retirement—related estimates and assumptions in Note 10.

•                  Goodwill valuation—The Company estimates the value of its goodwill using the discounted cash flow method of valuation on an annual basis.

•                  Recovery of long-lived assets—The Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances, such as the closure of a plant, indicate the carrying amount of the asset may not be fully recoverable by undiscounted cash flows. Measurement of the impairment loss, if any, is based on the fair value of the asset, which is generally determined by the discounting of future estimated cash flows. The Company evaluates the recovery of its long-lived assets periodically by analyzing its operating results and considering significant events or changes in the business environment that may have triggered impairment.

•                  Deferred tax asset valuation allowance—The Company estimates the realizability of deferred tax assets by estimating the projected reversal of offsetting deferred tax liability amounts and future taxable income.

•                  Legal accruals—The Company estimates the amount of potential exposure it may have with respect to litigation, claims and assessments, based upon analyses prepared by in-house and outside counsel, and records legal reserves when management believes it is probable that a loss has occurred and the amount of loss is reasonably estimatable.

•                  Environmental expenditures and remediation liabilities—Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments indicate that remedial efforts are probable and the costs can be reasonably estimated.

•                  Stock-based employee compensation plans—The Company has various stock-based employee compensation plans, which are described more fully in Note 9. The plans are accounted for under the recognition and measurement principles of APB No. 25, and related interpretations. Supplemental disclosures regarding stock-based compensation include estimates regarding volatility of the Company’s stock, interest rates and expected life.

Actual results could differ from these estimates and judgments, making it reasonably possible that a change in these estimates could occur in the near term.

Reclassifications:    Certain prior period amounts have been reclassified to conform to the current year presentation.

Consolidation:    The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All material intercompany transactions have been eliminated. See discussion of the minority interest shown on the consolidated balance sheet in Note 14.

Revenue Recognition:    The Company’s revenues are generated by the sale of packaging products. Revenue for all of the Company’s products is recognized when goods are shipped and risks of ownership have passed to the customer. Risks of ownership pass at the time of shipment from the Company’s warehouse or at the time of delivery to the customer, dependent on shipping terms with the customer. Shipping and handling costs invoiced to customers are included in revenue and associated costs are recognized as cost of goods sold. Customer returns, rebates and allowances are provided for at the time of sale based on estimates.

Concentration of Credit Risk:    The Company’s largest 20 customers make up approximately 81% of its gross sales. A significant portion of the Company’s sales are to Altria Group, Inc., Coors Brewing Company and General Mills, Inc. For the year ended December 31, 2002, Altria Group accounted for approximately 20% of the Company’s gross sales, Coors Brewing accounted for approximately 10% of gross sales and General Mills accounted for approximately 11% of gross sales. For the year ended December 31, 2001, Altria Group accounted for approximately 19% of the Company’s gross sales, Coors Brewing accounted for approximately 11% of gross sales and General Mills accounted for approximately 11% of gross sales. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. Credit risk with respect to accounts receivable is concentrated primarily in the food and beverage industries. Altria Group represents 15% and 15% of accounts receivable at December 31, 2002 and 2001.

Inventories:    Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Manufacturing costs are capitalized into inventory as incurred and include such items as recycled paper fiber, purchased paperboard, paper, aluminum foil, ink, plastic films and resins, freight on purchased raw materials, labor, energy, depreciation and other manufacturing overhead costs.

The classification of inventories, in thousands, was as follows:

	At December 31,
	2002	2001
Finished goods	$50,771	$55,057
In process	11,298	15,258
Raw materials	25,174	22,093
Total inventories	$87,243	$92,408

Properties:    Land, buildings, equipment and purchased software are stated at cost. The costs of developing an enterprise resource planning software system are capitalized and amortized when placed in service over the expected useful life of the software. Real estate properties are non-operating properties held for sale. For financial reporting purposes, depreciation is recorded principally on the straight-line method over the estimated useful lives of the assets as follows:

Buildings	30 years
Machinery and equipment	3 to 15 years
Building and leasehold improvements	The shorter of the useful life or lease term
Internal-use software	8 years

The cost of properties and related accumulated depreciation, in thousands, was as follows:

	At December 31,
	2002	2001
Land and improvements	$17,381	$16,687
Buildings and improvements	118,309	119,439
Machinery and equipment	522,559	508,814
Internal-use software	35,769	1,781
Real estate properties	4,485	5,359
Construction in progress	9,304	42,101
	707,807	694,181
Less accumulated depreciation	297,215	250,469
Net properties	$410,592	$443,712

Expenditures for new facilities and improvements that substantially extend the capacity or useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gains or losses are reflected in operations.

Goodwill Accounting

Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” became effective on January 1, 2002 for the Company. This statement establishes new accounting and reporting standards that, among other things, eliminate amortization of goodwill and certain intangible assets with indefinite useful lives. The Company does not have any intangible assets with indefinite useful lives; however, as required by the new standard, the Company’s goodwill will be evaluated annually, or whenever a triggering event takes place, for impairment using a fair-value based approach and, if there is impairment, the carrying amount of goodwill will be written down to its implied fair value.

Effective January 1, 2002, the Company assigned the carrying value of its goodwill, totaling $560 million, to one reporting unit. Management completed the transitional impairment testing of the Company’s goodwill and determined that the Company’s goodwill was impaired by $180 million at January 1, 2002. The fair value of the goodwill was derived using the discounted cash flow valuation method. The transitional impairment loss is reflected as a cumulative effect of change in accounting principle in the accompanying statement of operations. Future impairments of goodwill, if any, will be charged to operating income in the period in which the impairment arises.

Of the $560 million carrying value of goodwill at December 31, 2001, $418 million was deductible for Federal income tax purposes and $142 million was not deductible. The $180 million goodwill impairment charge consists of approximately $131 million of deductible goodwill and approximately $49 million of non-deductible goodwill. The $131 million tax deductible portion of the impairment charge resulted in a deferred tax benefit/asset of approximately $50 million. We recorded a 100% valuation allowance against the approximately $50 million deferred tax asset resulting from recognition of the transitional goodwill impairment loss. Therefore, the cumulative effect of change in accounting principle reflected in the accompanying statement of operations is net of $0 tax benefit.

Effective January 1, 2002, the Company stopped amortizing its goodwill as required by SFAS No. 142. The annual reduction in amortization expense was approximately $20.6 million before taxes. Because some of the Company’s goodwill amortization is nondeductible for tax purposes, the Company’s effective tax rate is lower as a result of implementing SFAS No. 142. The change in the carrying amount of the Company’s goodwill consists entirely of the impairment of $180 million for the year ended December 31, 2002.

The Company recorded its transitional goodwill impairment charge in the second quarter of 2002, as permitted by SFAS No. 142. The following table presents the results of operations for the first quarter of 2002 after giving effect to the goodwill impairment charge (in thousands):

	As Reported in Form 10-Q	As Adjusted for Goodwill Impairment
Operating income	$19,405	$19,405
Net loss attributable to common shareholders	$(7,171)	$(187,171)
Net loss attributable to common shareholders per basic share	$(0.22)	$(5.79)
Net loss attributable to common shareholders per diluted share	$(0.22)	$(2.28)

The following table illustrates net income (loss) attributable to common shareholders and earnings per share, exclusive of goodwill amortization expense in the prior year periods (in thousands):

	Year Ended December 31,
	2002	2001	2000
Reported net loss before cumulative effect of change in accounting principle attributable to common shareholders	$(8,650)	$(3,564)	$(10,804)
Cumulative effect of change in goodwill accounting	(180,000)	—	—
Reported net loss attributable to common shareholders	(188,650)	(3,564)	(10,804)
Goodwill amortization, net of tax	—	12,389	12,380
Adjusted net income (loss) attributable to common shareholders	$(188,650)	$8,825	$1,576

Earnings per share—basic:
Reported net loss before cumulative effect of change in accounting principle attributable to common shareholders	$(0.27)	$(0.11)	$(0.37)
Cumulative effect of change in goodwill accounting	(5.50)	—	—
Reported net loss attributable to common shareholders	(5.77)	(0.11)	(0.37)
Goodwill amortization, net of tax	—	0.39	0.42
Adjusted net income (loss) attributable to common shareholders	$(5.77)	$0.28	$0.05

Earnings per share—diluted:
Reported loss before cumulative effect of change in accounting principle attributable to common shareholders	$(0.27)	$(0.11)	$(0.37)
Cumulative effect of change in goodwill accounting	(5.50)	—	—
Reported net loss attributable to common shareholders	(5.77)	(0.11)	(0.37)
Goodwill amortization, net of tax	—	0.39	0.42
Adjusted net income (loss) attributable to common shareholders	$(5.77)	$0.28	$0.05

Derivatives and Hedging Activities:    In accordance with the Company’s interest rate risk-management policies, the Company periodically enters into contracts to hedge the interest rates on its variable rate borrowings. During the period January 2000—September 2002, the Company had in place various interest rate contracts. At December 31, 2002, the Company had no interest rate contracts in place. The Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on January 1, 2001.

All derivatives are recognized on the balance sheet at their fair value. On the date that the Company enters into a derivative contract, it designates the derivative as (1) a hedge of (a) the fair value of a recognized asset or liability or (b) an unrecognized firm commitment (a fair value hedge); (2) a hedge of (a) a forecasted transaction or (b) the variability of cash flows that are to be received or paid in connection with a recognized asset or liability (a cash flow hedge); or (3) a foreign-currency fair-value or cash flow hedge (a foreign currency hedge). The Company does not enter into derivative contracts for trading or non-hedging purposes. The Company’s interest rate derivatives that were outstanding until the third quarter of 2002 were designated as cash flow hedges and are recognized on the December 31, 2001 balance sheet at their fair value. Changes in the fair value of the Company’s cash flow hedges, to the extent that the hedges are highly effective, are recorded in other comprehensive income, until earnings are affected by the variability of cash flows of the hedged transaction through interest expense. Any hedge ineffectiveness (which represents the amount by which the changes in the fair value of the derivative exceed the variability in the cash flows being hedged) is recorded in current period earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow, or foreign currency hedges to (1) specific assets and liabilities on the balance sheet or (2) specific firm commitments or forecasted transactions. The Company also formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company discontinues hedge accounting prospectively, as discussed below.

The Company discontinues hedge accounting prospectively when (1) it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designating the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued due to the Company’s determination that the derivative no longer qualifies as an effective fair value hedge, the Company will continue to carry the derivative on the balance sheet at its fair value but cease to adjust the hedged asset or liability for changes in fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company will continue to carry the derivative on the balance sheet at its fair value, removing from the balance sheet any asset or liability that was recorded to recognize the firm commitment and recording it as a gain or loss in current period earnings. When the Company discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding the Company will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current period earnings.

Foreign Currency Translation:    The functional currencies for the Company’s United Kingdom and Canadian subsidiaries are the British pound and the Canadian dollar, respectively. Translation into U.S. dollars is performed for assets and liabilities at the exchange rates as of the balance sheet date. Income and expense accounts are translated at average exchange rates for the year. Adjustments resulting from the translation are reflected as a separate component of other comprehensive income.

Debt Issuance Costs:    Costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the period the debt is outstanding.

Earnings per Share:    Following is a reconciliation between basic and diluted earnings per common share from continuing operations attributable to common shareholders (in thousands, except per share information):

	Year Ended December 31,
	2002			2001			2000
	Net Loss	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount
Net loss attributable to common shareholders—basic EPS	$(188,650)	32,715	$(5.77)	$(3,564)	31,620	$(0.11)	$(10,804)	29,337	$(0.37)

Other dilutive equity instruments	—	—		—	—		—	—

Net loss attributable to common shareholders—diluted EPS	$(188,650)	32,715	$(5.77)	$(3,564)	31,620	$(0.11)	$(10,804)	29,337	$(0.37)

The Company’s outstanding preferred stock of $100.0 million is convertible into 48,484,848 shares of common stock. The conversion of the preferred stock into common stock is not reflected in the diluted earnings per share calculations above as conversion would be anti-dilutive for 2002, 2001 and 2000. Additional potentially dilutive securities, in thousands, totaling 6,053, 6,338 and 6,627, were excluded from the historical diluted income or loss per common share calculations above because of their anti-dilutive effect for 2002, 2001 and 2000, respectively. The additional potentially dilutive securities are primarily stock options.

Stock-Based Compensation:    SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” was issued in December 2002. The statement amends SFAS No. 123 to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 improves the prominence and clarity of the pro forma disclosures required by SFAS No. 123 by prescribing a specific tabular format and by requiring disclosure in the “Summary of Significant Accounting Policies” or its equivalent. In addition, SFAS No. 148 improves the timeliness of those disclosures by requiring their inclusion in financial reports for interim periods. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. Adoption of this statement resulted in moving the following disclosure to the accounting policies footnote, but had no impact on the Company’s consolidated financial statements.

The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation expense has been recognized for stock options or the employee stock purchase plan. If the Company had elected to recognize compensation cost based on the fair value of the stock options at grant date as allowed by SFAS No. 123, “Accounting for Stock-Based Compensation,” pre-tax compensation expense of $1.6 million, $1.7 million and $1.2 million would have been recorded for 2002, 2001 and 2000, respectively. Net loss attributable to common shareholders and earnings per share would have been reduced to the pro forma amounts indicated below:

	Years Ended December 31,
	2002	2001	2000
	(in thousands, except per share data)
Net loss attributable to common shareholders, as reported	$(188,650)	$(3,564)	$(10,804)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(976)	(1,020)	(720)
Pro forma	$(189,626)	$(4,584)	$(11,524)
Earnings per share—basic:
As reported	$(5.77)	$(0.11)	$(0.37)
Pro forma	$(5.80)	$(0.15)	$(0.39)
Earnings per share—diluted:
As reported	$(5.77)	$(0.11)	$(0.37)
Pro forma	$(5.80)	$(0.15)	$(0.39)

Statement of Cash Flows:    The Company defines cash equivalents as highly liquid investments with original maturities of 90 days or less. Book overdrafts totaling $3.5 million and $1.3 million at December 31, 2002 and 2001, respectively, have been included as a liability in other accrued expenses and liabilities on the accompanying balance sheet. The Company received income tax refunds of $2.6 million, $7.5 million and $7.1 million in 2002, 2001 and 2000, respectively.

Total interest paid was $33.3 million, $53.9 million and $80.9 million in 2002, 2001 and 2000, respectively. Capitalized interest was $0.3 million, $1.8 million and $1.1 million in 2002, 2001 and 2000, respectively.

Non-cash investing and financing activities in 2002, 2001 and 2000 include the issuance of shares of common stock valued at $4.3 million, $5.2 million and $4.1 million, respectively, relating to the 401(k) employer match.

Note 2.    New Accounting Standards

Financial Accounting Standards Board Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities,” was issued in January 2003. FIN No. 46 defines a variable interest entity as a legal entity in which, among other things, the equity investments at risk are not sufficient to finance the operating and closing activities of the entity without additional subordinated financial support from the entity’s investors. The Company is a partner in the Kalamazoo Valley Group (KVG) partnership, which qualifies as a variable interest entity, as defined by FIN No. 46. KVG is a partnership formed to develop and operate a landfill for the partners’ disposal of paper residuals from their respective paperboard mills. KVG borrowed $1.5 million for the construction of the landfill, of which approximately $500 thousand remains unpaid at December 31, 2002. The partners contribute capital annually to fund the partnership’s operating losses. The Company’s annual capital contribution for the past two years has been approximately $200 thousand. The landfill has been in operation since December 1997; however, since 2000, the other partners have closed their paperboard mills and one minority partner has left the partnership via bankruptcy court. The Company is evaluating its alternatives and liabilities under the partnership agreement and related note, while continuing to use the landfill. However, if the partnership were to close the landfill, the Company’s share of estimated closing costs, perpetual care obligations and debt repayment would approximate $2.5 million under the terms of the partnership agreement. The Company accounts for its interest in KVG using the equity method. The investment balance at December 31, 2002 was $0.3 million. Management is also evaluating its accounting method in light of the new requirements under FIN No. 46, and may conclude that its interest in KVG should be consolidated into its accounts. FIN No. 46 is effective for the Company’s 2003 third quarter.

FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” was issued in November 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. FIN No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements ending after December 15, 2002. The Company has included the disclosures required by this interpretation in Note 15.

Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” was issued in 2001. SFAS No. 143 requires the recognition of a liability and offsetting asset for any legal obligation associated with the retirement of long-lived assets. The asset retirement cost is depreciated over the life of the related asset. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe SFAS No. 143 will have a significant effect on the Company.

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002”, was issued in April 2002. SFAS No. 145 includes, among other things, the rescission of SFAS No. 4, which required that gains and losses from early extinguishment of debt be classified as extraordinary items, net of related income tax effects. Under the new guidance of SFAS No. 145, losses from early extinguishment of debt will be classified as extraordinary items when the losses are considered unusual in nature and infrequent in occurrence. SFAS No. 145 will be effective for the Company on January 1, 2003, at which time the Company reclassified its first quarter 2002 loss on early extinguishment of debt as a non-extraordinary item.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued on July 30, 2002. SFAS No. 146 will require companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for the Company on January 1, 2003. While SFAS No. 146 will have no effect on the Company’s historical financial results, costs associated with any future restructuring efforts will be accrued as those costs are incurred.

Note 3.    Dispositions

Malvern Packaging Business

On October 31, 2000, the Company sold the net assets of its Malvern, Pennsylvania packaging business to Huhtamaki Van Leer for approximately $35 million in cash. The proceeds from the sale were used to reduce debt. The Company recorded a pre-tax gain of $11.4 million on the sale. The after-tax gain on sale was $6.8 million, or $0.23 per basic and diluted share.

Other Assets

The Company sold patents and various other assets of its former developmental businesses and an airplane for cash consideration of approximately $8.2 million in 2000. A pre-tax gain of $7.8 million was recognized relating to these asset sales. The after-tax gain on sale was $4.7 million, or $0.16 per basic and diluted share. In 2001, a pre-tax gain of approximately $3.6 million was recognized upon receipt of additional consideration for assets of the Company’s former developmental businesses.

Note 4.    Asset Impairment and Restructuring Charges

The Company recorded asset impairment and restructuring charges totaling $8.9 million and $5.6 million in 2001 and 2000, respectively. In addition, asset impairment and restructuring reserves of $7.8 million related to the Perrysburg, Ohio plant closure were recorded in 2000 as a cost of the acquisition of Fort James Corporation’s folding carton operations, which the Company acquired in August 1999. The Company reviews the relative cost effectiveness of its assets, including plant facilities and equipment, and the allocation of human resources across all functions while integrating acquisitions and responding to pressures on margins from industry conditions. As a result, the Company has closed plants and downsized its workforce with the goal of maximizing its profits and optimizing its resources.

Asset Impairment Charges

2001: The Company recorded an asset impairment charge of $3.5 million in the fourth quarter of 2001 in conjunction with the announcement of the planned closure of the Newnan, Georgia plant, a plant that was more expensive to operate than other plants in its system and produced margins below its expectations. The Company shut down the plant’s operations during 2002 and plans to sell the plant’s building and land. The net book value of the Newnan building and land was approximately $1.7 million at December 31, 2002. The plant’s business has been transferred to other plants in the Company’s system.

The Company recorded an asset impairment charge of $1.5 million in the first quarter of 2001 related to its Saratoga Springs, New York building. Operations of the Saratoga Springs plant were transferred to other manufacturing locations and the building and real property were sold in June 2001 for cash proceeds of $3.4 million. No gain or loss was recognized on the June 2001 sale.

2000: The Company announced the planned closure of its Perrysburg, Ohio folding carton plant in the second quarter of 2000. The Perrysburg plant was acquired as part of Fort James Corporation’s folding carton operations and was eliminated due to excess capacity. The shutdown and restructuring plan for the Perrysburg facility included asset impairments totaling $6.5 million, which were recorded in the second quarter of 2000 as a cost of the acquisition, with a resultant adjustment to goodwill. The Company completed the closure of the plant and transition of the plant’s business to our other facilities by the end of 2000. On July 11, 2001, the remaining real estate was sold for cash proceeds of approximately $1.9 million. No gain or loss was recognized on the sale.

Restructuring Charges

2001: In connection with the announced closure of the Newnan, Georgia plant discussed above, the Company recorded restructuring charges totaling $2.4 million in the fourth quarter of 2001. The charges relate to severance packages for 105 plant personnel that were communicated to employees in December 2001. The Newnan restructuring plan was essentially complete by the end of 2002, with approximately $0.5 million of severance and other restructuring payments left to be made in 2003.

2000: In December 2000 the Company announced a restructuring plan to reduce fixed-cost personnel. The plan included the elimination of approximately 200 non-production positions, including the closure of its folding carton plant in Portland, Oregon, and offered severance packages in accordance with Company policies. The total cost of the reduction in force was $5.0 million, of which $3.0 million was recognized in the fourth quarter of 2000 results. The remaining cost of approximately $2.0 million was recognized in the first half of 2001 when severance packages were communicated to employees. The restructuring plan is complete at December 31, 2002.

In connection with the announced closure of the Perrysburg, Ohio plant, restructuring reserves were recorded totaling approximately $1.3 million in the second quarter of 2000. The reserves relate to the severance of approximately 100 production positions and other plant closing costs. Consistent with the asset impairments related to the Perrysburg closure, the restructuring costs have been accounted for as a cost of the acquisition of Fort James Corporation’s folding carton operations with a resultant adjustment to goodwill. At December 31, 2002, all restructuring costs have been paid relating to the Perrysburg closure.

The Company recorded a restructuring charge of $3.4 million in the first quarter of 2000 for anticipated severance costs for approximately 185 employees as a result of the announced closure of the Saratoga Springs, New York plant. The Company has completed the closure of the Saratoga Springs plant and the transition of the plant’s business to other facilities. In the first quarter of 2001, the Company reversed approximately $0.5 million of severance accruals which were not needed to complete the Saratoga Springs restructuring plan. All remaining restructuring costs have been paid as of December 31, 2002.

A 1999 plant rationalization plan included severance and related charges, primarily at the Company’s Lawrenceburg, Tennessee manufacturing plant. However, customer needs in Golden, Colorado and Lawrenceburg, coupled with the timing of the transition of business to the Company’s new Golden, Colorado facility, impacted the completion of the restructuring and resulted in the savings of approximately $800 thousand of anticipated restructuring costs. The 2000 restructuring expense is net of this $800 thousand benefit.

The following table summarizes accruals related to the Company’s restructurings (in millions):

	1999 Plant Rationalization Plan	2000 S. Springs Plant Closure	2000 Perrysburg Plant Closure	2000/2001 Reduction In Force	2001 Newnan Plant Closure	Totals
Balance, December 31, 1999	$1.9	$—	$—	$—	$—	$1.9
2000 restructuring charges, net of reversals	(0.8)	3.4	—	3.0	—	5.6
2000 restructuring—Perrysburg	—	—	1.3	—	—	1.3
Cash paid	(1.0)	(2.0)	(0.7)	(0.1)	—	(3.8)
Balance, December 31, 2000	0.1	1.4	0.6	2.9	—	5.0
2001 restructuring charges, net of reversals	—	(0.5)	—	2.0	2.4	3.9
Transfer of enhanced benefits to pension liabilities	—	—	—	(2.2)	—	(2.2)
Cash paid	(0.1)	(0.8)	(0.6)	(2.5)	—	(4.0)
Balance, December 31, 2001	—	0.1	—	0.2	2.4	2.7
Cash paid	—	(0.1)	—	(0.2)	(1.9)	(2.2)
Balance, December 31, 2002	$—	$—	$—	$—	$0.5	$0.5

Note 5.    Indebtedness

The following table summarizes the Company’s outstanding debt, in thousands.

	At December 31,
	2002	2001
Seven-year term loan due 2009 (variable interest rate at 4.17%)	$173,250	$—
Five-year revolving credit facility due 2007 (variable interest rate at 3.42%)	—	—
8 5/8% Senior subordinated notes due 2012	300,000	—
Five-year term loan, refinanced in 2002 (variable interest rate at 4.18%)	—	247,035
Revolving credit facility, refinanced in 2002 (variable interest rate at 4.18%)	—	222,750
10% Subordinated notes, refinanced in 2002	—	50,000
Various notes payable (interest rates ranging from 4.00% to 13.06%)	5,081	5,974
Total debt	478,331	525,759
Less current maturities	3,432	37,373
Total long-term debt	$474,899	$488,386

The maturities of long-term debt are as follows (in thousands):

2003	$3,432
2004	1,933
2005	1,941
2006	3,857
2007	1,750
Thereafter	465,418
$478,331

On February 28, 2002, the Company completed certain refinancing transactions that replaced its then existing debt instruments with longer-term facilities more conducive to the Company’s long-range needs. The refinancing consisted of the following concurrent transactions:

•                  The Company’s wholly owned subsidiary, Graphic Packaging Corporation (GPC), issued $300 million aggregate principal amount of 8 5/8% senior subordinated notes due in 2012. Net proceeds from the sale of the notes totaled approximately $294.1 million.

•                  GPC entered into a new $450 million senior secured credit facility. The new facility includes a $175 million seven-year term note and a $275 million five-year revolving line of credit. Initial borrowings under the revolving line of credit totaled $62.6 million.

•                  The Company used the proceeds from the refinancing transactions to retire GPIC’s then existing senior credit facilities, to repurchase $50 million of subordinated notes due to Golden Heritage, LLC at par, to pay interest and expenses and for general corporate purposes.

•                  In connection with the refinancing transactions, the Company incurred a pre-tax non-cash charge to write off its remaining unamortized debt issuance costs of $15.8 million. Issuance costs associated with the new debt totaled $16.4 million.

Senior Subordinated Notes

The Senior Subordinated Notes (the Notes) are unsecured senior subordinated obligations of GPC. Interest accrues at 8 5/8%, payable semi-annually on February 15th and August 15th. The Notes will mature on February 15, 2012. The Notes are unconditionally and jointly and severally guaranteed by GPIC and its domestic subsidiaries. The Notes are non-callable for five years. Thereafter, they are callable at a declining premium. Upon a change in control, the holders of the Notes may require GPC to repurchase the Notes at a 1% premium.

GPC issued the Notes under an indenture among GPC, as issuer, GPIC, as a guarantor, the Company’s domestic subsidiaries, as the subsidiary guarantors, and Wells Fargo Bank Minnesota, National Association, as trustee.

Senior Secured Credit Facility

GPC is the borrower of the new senior secured credit facility (the Credit Facility). A syndicate of financial institutions serves as lenders, with Morgan Stanley Senior Funding, Inc. and Credit Suisse First Boston as the joint lead arrangers. The Credit Facility consists of a $275 million, five-year revolving credit facility, or the Revolver, and a $175 million, seven-year term loan, or the Term Loan. The Revolver bears interest at various pricing options, including LIBOR plus a spread tied to GPC’s leverage, with a single principal payment due at maturity. The Term Loan bears interest at various pricing options, including LIBOR plus 275 basis points, with principal amortization of 1% a year and the balance due at maturity. The Credit Facility must also be prepaid with a cash flow recapture calculation, and with certain proceeds from asset sales, and debt or equity offerings. The Credit Facility is collateralized by first priority liens on all material assets of the Company and all of its domestic subsidiaries. The Credit Facility limits the Company’s ability to pay dividends other than permitted dividends on the preferred stock, and imposes limitations on the incurrence of additional debt, acquisitions, capital expenditures, repurchase of Company stock and the sale of assets.

Other Notes Payable

Other notes payable consist of miscellaneous secured notes. The notes bear interest at rates ranging from 4.0% to 13.06% and mature in 2003 through 2008. The notes are generally collateralized by assets purchased with the proceeds from the notes or by letters of credit.

Note 6.    Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and debt at December 31, 2002.

The fair value of cash and cash equivalents and current maturities of long-term debt approximates carrying value because of the short maturity of these instruments. For 2002 and 2001, the fair value of the Company’s long-term bank debt is estimated based on the current rates offered to the Company for debt of the same remaining maturity and credit quality. Because the interest rates on the long-term bank debt are reset monthly, the carrying value approximates the fair value of the long-term bank debt.

The fair value of the Company’s $300 million of senior subordinated notes is based upon market quotes. As of December 31, 2002 and February 25, 2003, our bonds were trading at $105.5.

Until September 2002, the Company had interest rate swap agreements to hedge the underlying interest rates on $100 million of borrowings at an average fixed interest rate of 5.94% and an average risk-free rate of 6.98% on $125 million of its borrowings. In addition, the Company had interest rate contracts that provided interest rate cap protection on $350 million of floating rate debt. The fair value of the interest rate swaps at December 31, 2001 was $(7.5 million). The interest rate caps had no value at December 31, 2001. These contracts were not replaced as they expired during 2002.

Note 7.    Operating Leases

The Company leases a variety of facilities, warehouses, offices, equipment and vehicles under operating lease agreements that expire in various years. Future minimum lease payments, in thousands, required as of December 31, 2002, under non-cancelable operating leases with terms exceeding one year, are as follows:

2003	$3,612
2004	2,450
2005	1,301
2006	856
2007 and thereafter	42
Total	$8,261

Operating lease rentals for warehouse, production, office facilities and equipment amounted to $4.0 million in 2002, $3.3 million in 2001, and $3.1 million in 2000.

Note 8.    Income Taxes

The sources of income (loss), in thousands, before income taxes and cumulative effect of change in accounting principle were:

	Year Ended December 31,
	2002	2001	2000
Domestic	$2,236	$10,689	$(11,228)
Foreign	—	4	(448)
Income (loss) before income taxes and cumulative effect of change in accounting principle	$2,236	$10,693	$(11,676)

Income tax expense (benefit) attributable to continuing operations, in thousands, included the following:

	Year Ended December 31,
	2002	2001	2000
Current provision:
Federal	$(4,141)	$(4,345)	$(15,011)
State	37	185	321
Total current tax benefit	$(4,104)	$(4,160)	$(14,690)
Deferred provision:
Federal	$4,173	$9,250	$11,229
State	817	(833)	(1,217)
Total deferred tax expense	4,990	8,417	10,012
Total income tax expense (benefit)	$886	$4,257	$(4,678)

Temporary differences that gave rise to a significant portion of deferred tax assets (liabilities), in thousands, were as follows:

	At December 31,
	2002	2001
Depreciation and other property related	$(44,406)	$(43,570)
Amortization of intangibles	—	(12,306)
All other	(82)	—
Gross deferred tax liability	(44,488)	(55,876)
Amortization of intangibles	18,306	—
Pension and employee benefits	26,646	20,551
Tax credit carryforwards	21,632	13,719
Interest	493	3,414
Inventory	1,769	2,195
Accruals	4,273	7,557
Net operating loss and contribution carryovers	19,898	6,814
All other	637	279
Gross deferred tax asset	93,654	54,529
Less valuation allowance	(51,299)	(256)
Net deferred tax liability	$(2,133)	$(1,603)
Financial statement classification:
Current deferred tax asset	$8,999	$17,378
Long-term deferred tax liability (included in other long-term liabilities)	(11,132)	(18,981)
Net deferred tax liability	$(2,133)	$(1,603)

The valuation allowance for deferred tax assets was increased by $51.0 million in 2002 and decreased by $82 thousand in 2001. The increase in 2002 relates to uncertainty surrounding the ultimate deductibility of the deferred tax asset created as a result of the change in accounting method as described in Note 1—Goodwill Accounting. The 2001 decrease and $66 thousand of the 2002 increase relates to uncertainty surrounding the ultimate deductibility of foreign net operating loss and research and development credit carryforwards.

At December 31, 2002 the Company had federal net operating loss carryforwards of approximately $40.6 million which will begin to expire in years after 2022. The Company also has approximately $10.2 million of alternative minimum tax credits which have an indefinite carryforward period, approximately $6.5 million of foreign tax credits which will expire in years after 2004, and $4.8 million in research and development credits which will begin to expire in years after 2017.

The principal differences between the effective income tax rate and the U.S. statutory federal income tax rate, were as follows:

	Year Ended December 31,
	2002	2001	2000
Expected tax rate	35.0%	35.0%	(35.0)%
State income taxes (net of federal benefit)	4.6	3.4	(3.2)
Nondeductible expenses and losses	28.0	21.3	28.7
Nontaxable income	(15.4)	(1.5)	(2.0)
Effect of foreign investments	—	—	(0.1)
Change in deferred tax asset valuation allowance	3.0	(0.8)	1.8
Research and development and other tax credits	(20.6)	(14.4)	(28.3)
Other—net	5.0	(3.2)	(2.0)
Effective tax rate	39.6%	39.8%	(40.1)%

The Internal Revenue Service (IRS) is examining the Company’s Federal income tax returns for the years 1999 through 2001. In the opinion of management, adequate accruals have been provided for all income tax matters and related interest.

As a result of certain restructuring actions, the undistributed earnings of foreign subsidiaries previously considered as being permanently reinvested have been distributed to the U.S. as a dividend. Foreign tax credits eliminated the resulting U.S. income tax liability on the dividend. The Company no longer provides for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries, since all foreign subsidiaries’ income is included in the U.S. return.

The Company and CoorsTek (a former subsidiary spun off in 1999) have executed a tax sharing agreement that defines the parties’ rights and obligations with respect to deficiencies and refunds of Federal, state and other taxes relating to the CoorsTek business for tax years prior to the spin-off and with respect to certain tax attributes of CoorsTek after the spin-off. In general, the Company is responsible for filing consolidated Federal and combined or consolidated state tax returns and paying the associated taxes for periods through December 31, 1999. CoorsTek will reimburse the Company for the portion of such taxes relating to the CoorsTek business. CoorsTek is responsible for filing returns and paying taxes related to the CoorsTek business for periods after December 31, 1999.

The tax sharing agreement is designed to preserve the status of the spin-off as a tax-free distribution. CoorsTek has agreed that it will refrain from engaging in certain transactions during the two-year period following the spin-off unless it first provides the Company with a ruling from the IRS or an opinion of tax counsel acceptable to the Company that the transaction will not adversely affect the tax-free nature of the spin-off. In addition, CoorsTek has indemnified the Company against any tax liability or other expense it may incur if the spin-off is determined to be taxable as a result of CoorsTek’s breach of any covenant or representation contained in the tax sharing agreement or CoorsTek’s action in effecting such transactions. By its terms, the tax sharing agreement will terminate when the statutes of limitations under applicable tax laws expire.

Note 9.    Stock Compensation

The Company has an equity incentive plan that provides for the granting of nonqualified stock options and incentive stock options to certain key employees. The equity incentive plan also provides for the granting of restricted stock, bonus shares, stock units and offers to officers of the Company to purchase stock. The number of shares made available for award under the plan was 2.8 million shares as of December 31, 2002 and is increased annually by 2% of the Company’s outstanding shares on each December 31. Generally, options outstanding under the Company’s equity incentive plan are subject to the following terms: (1) grant price equal to 100% of the fair value of the stock on the date of grant; (2) ratable vesting over either a three-year or four-year service period; and (3) maximum term of ten years from the date of grant. Certain options, granted primarily in 2001 pursuant to a long-term incentive plan, provide for accelerated vesting upon attainment of certain stock prices or debt to EBITDA ratios, as defined by the equity incentive plan, but vest completely after six years.

Stock option activity was as follows (shares in thousands):

	Year Ended December 31,
	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding at January 1	6,023	$5.96	6,262	$6.04	4,281	$8.86
Granted	25	$7.20	251	$4.62	2,523	$1.66
Exercised	(147)	$6.84	—	—	—	—
Expired or forfeited	(134)	$4.57	(490)	$6.27	(542)	$7.88
Options outstanding at December 31	5,767	$5.98	6,023	$5.96	6,262	$6.04
Exercisable	2,216	$9.72	2,336	$9.64	2,302	$9.73
Available for future grant	2,782		2,315		1,458

The following table summarizes information about stock options outstanding at December 31, 2002 (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$1.56 to $6.92	2,678	7.87 years	$2.20	102	$3.24
$7.06 to $10.17	2,592	3.31 years	$8.66	1,616	$9.32
$10.48 to $13.74	497	4.43 years	$12.36	497	$12.36
$1.56 to $13.74	5,767	5.52 years	$5.98	2,215	$9.72

Subsequent to December 31, 2002, the accelerated vesting requirements were met on 1,240,000 options with a weighted average exercise price of $1.62.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 74% in 2002, 70% in 2001 and 56% in 2000; (3) risk-free interest rate ranging from 1.2% to 4.5% in 2002, 3.7% to 5.5% in 2001 and 4.2% to 6.4% in 2000; and (4) expected life of 1.1 to 7.9 years in

2002, 4.5 to 9.0 years in 2001 and 3.0 to 9.91 years in 2000. The weighted average per-share fair value of options granted during 2002, 2001 and 2000 was $3.62, $3.52 and $1.09, respectively.

In December 2002, 405,246 shares of restricted common stock were issued to executive management pursuant to the Company’s equity incentive plan. The restrictions on the stock lapse ratably over four years. The total value of the restricted stock grant amounted to approximately $2.5 million, based upon the $6.10 market price of the Company’s common stock on the date of grant. The $2.5 million restricted stock issuance has been recorded as unearned compensation and is being amortized to compensation expense over the four year vesting period. Approximately $51 thousand was amortized to compensation expense for the month of December 2002. Remaining unearned compensation of approximately $2.4 million at December 31, 2002 is reflected in the accompanying financial statements as a reduction of shareholders’ equity.

On January 1, 2003, 2,600,000 shares of restricted stock were granted to management pursuant to a long-term incentive program. The fair market value of shares on the date of grant was $14.7 million, based upon the $5.64 market price of the Company’s common stock on the date of grant. The restrictions on the stock lapse only if the Company meets its shareholder value growth target during the four-year life of the long-term incentive program. The long-term incentive plan restricted stock grant will be expensed over the estimated vesting period, beginning January 1, 2003. The amount of expense to be recorded is dependent upon meeting the shareholder value growth vesting requirement and the market price of the Company’s common stock upon completion of the vesting requirements.

Note 10.    Defined Benefit Plans

The Company maintains a defined benefit pension plan for the majority of employees. Benefits are based on years of service and average base compensation levels over a period of years. Plan assets consist primarily of equity and interest-bearing investments. The Company’s funding policy is to contribute annually not less than the minimum funding required by the internal revenue code nor more than the maximum amount that can be deducted for federal income tax purposes.

The Company also has a non qualified Supplemental Executive Retirement Plan (SERP). The SERP, which is unfunded, provides defined pension benefits outside of the Company’s defined benefit plan to eligible executives. The total expense and benefit obligations for the SERP are included with other pension benefits below. Expense under the SERP was $0.4 million, $0.5 million and $0.4 million for 2002, 2001 and 2000, respectively. The projected benefit obligation for the SERP was $4.3 million at December 31, 2002.

Non-union retirement health care and life insurance benefits are provided to certain employees hired prior to June 1999 and eligible dependents. Eligible employees may receive these benefits after reaching age 55 with 10 years of service. Prior to reaching age 65, eligible retirees may receive certain health care benefits identical to those available to active employees. The amount the retiree pays is based on age and service at the time of retirement. These plans are not funded.

The following assets (liabilities), in thousands, were recognized for the combined defined benefit plans of the Company at December 31:

	Pension Benefits		Other Benefits
	2002	2001	2002	2001
Change in benefit obligation
Benefit obligation at beginning of year	$143,203	$121,486	$17,632	$18,241
Service cost	5,339	4,447	493	431
Interest cost	9,428	9,400	1,472	1,286
Plan amendments	—	4,517	—	(1,832)
Actuarial loss (gain)	(11,246)	(2,475)	4,107	—
Change in actuarial assumptions	9,898	8,906	—	678
Benefits paid	(3,932)	(3,078)	(610)	(1,172)
Benefit obligation at end of year	152,690	143,203	23,094	17,632
Change in plan assets
Fair value of plan assets at beginning of year	111,778	118,344	—	—
Actual return on plan assets	(9,805)	(5,794)	—	—
Company contributions	6,507	2,306	—	—
Benefits paid	(3,931)	(3,078)	—	—
Fair value of plan assets at end of year	104,549	111,778	—	—
Funded status	(48,141)	(31,425)	(23,094)	(17,632)
Unrecognized actuarial loss (gain)	49,874	30,208	1,950	(2,156)
Unrecognized prior service cost/intangible pension asset	7,390	7,640	(2,853)	(3,187)
Net amount recognized	$9,123	$6,423	$(23,997)	$(22,975)
Net prepaid (accrued) benefit cost is included in the consolidated balance sheet as follows:
Other assets, long-term	$7,390	$7,640	$—	$—
Pension liability	(42,310)	(24,860)	—	—
Other long-term liabilities	—	—	(23,997)	(22,975)
Accumulated other comprehensive loss	44,043	23,643	—	—
Total	$9,123	$6,423	$(23,997)	$(22,975)
Weighted average assumptions at year end
Discount rate	6.75%	7.25%	6.75%	7.25%
Expected long-term return on plan assets	9.50%	9.75%	—	—
Rate of compensation increase	4.25%	4.75%	—	—

The Company had accumulated benefit obligations in excess of the fair value of its plan assets totaling $42.3 million and $24.9 million at December 31, 2002 and 2001, respectively, which are reflected as a minimum pension liability in long term liabilities in the accompanying balance sheet. The Company’s intangible pension asset was $7.4 million and $7.6 million at December 31, 2002 and 2001, respectively. The after-tax amounts included in other comprehensive income from changes arising in the minimum pension liability in 2002, 2001 and 2000 are $12.8 million, $13.8 million and $0.3 million, respectively.

It is the Company’s policy to amortize unrecognized gains and losses in excess of 10% of the larger of plan assets and the projected benefit obligation (PBO) over the expected service of active employees (12-15 years). However, in cases where the accrued benefit liability exceeds the actual unfunded liability by more than 20% of the PBO, the amortization period is reduced to 5 years.

For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The assumed rate was 6.5% in 2001 and 2000; however, rising health care costs prompted an increase in this assumption in 2002. The rate is assumed to decrease by 0.5% per annum to 5.0% and remain at that level thereafter. The following, in thousands, represents the Company’s net periodic benefit cost.

	Pension Benefits			Other Benefits
	2002	2001	2000	2002	2001	2000
Components of net periodic benefit cost
Service cost	$5,339	$4,447	$5,094	$493	$431	$633
Interest cost	9,428	9,400	8,434	1,472	1,286	1,257
Actual return on plan assets	9,805	5,794	(6,534)	—	—	—
Deferred investment loss	(21,604)	(17,662)	(4,939)	—	—	—
Amortization of prior service cost	794	755	552	(334)	(334)	(422)
Recognized actuarial loss (gain)	46	67	136	—	(125)	(448)
Transition asset amortization	(1)	(72)	(69)	—	—	—
Net periodic benefit cost	$3,807	$2,729	$2,674	$1,631	$1,258	$1,020

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects, in thousands:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	$140	$123
Effect on postretirement benefit obligation	$2,294	$2,005

Note 11.    Defined Contribution Plan

The Company provides a defined contribution profit sharing plan for the benefit of its employees (the Plan). The Plan and its associated trust are intended to comply with the provisions of the Internal Revenue Code and ERISA, to qualify as a profit sharing plan for all purposes of the tax code, and to provide a cash or deferred arrangement that is qualified under tax code section 401(k). Generally, employees expected to complete at least 1,000 hours of service per year are immediately eligible to participate in the Plan upon employment. Company matching contributions are 60% of participant contributions, up to 3.6% of participant annual compensation, and are denominated in the Company’s common stock. Company expenses related to the matching provisions of the Plan totaled approximately $4.3 million, $4.3 million and $4.1 million in 2002, 2001 and 2000, respectively. The Plan also provides for discretionary matching. The Company did not elect to provide discretionary matching under this provision in 2002, 2001 or 2000.

Note 12.    Shareholders’ Rights Plan

On June 1, 2000, the Company effected a dividend distribution of shareholder rights (the Rights) that carry certain conversion rights in the event of a significant change in beneficial ownership of the Company. One right is attached to each share of the Company’s common stock outstanding and is not detachable until such time as beneficial ownership of 15% or more of the Company’s outstanding common stock has occurred (a Triggering Event) by a person or group of affiliated or associated persons (an Acquiring Person). Each Right entitles each registered holder (excluding the Acquiring Person) to purchase from the Company one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $42.00. Registered holders receive shares of the Company’s common stock valued at twice the exercise price of the Right upon exercise. Upon a Triggering Event, the Company is entitled to exchange one share of the Company’s common stock for each right outstanding or to redeem the Rights at a price of $.001 per Right. The Rights will expire on June 1, 2010.

Note 13.    Preferred Stock

On August 15, 2000 the Company issued one million shares of 10% Series B Convertible Preferred Stock (the Preferred Stock) at $100 per share to the Grover C. Coors Trust (the Trust). At the time of the issuance of the Preferred Stock, the Trust owned 9% of the Company’s then outstanding common stock. The Trust’s beneficiaries are members of the Coors family. Individual members of the Coors family and other Coors family trusts held a controlling interest in the Company at the time of issuance of the Preferred Stock. As a condition to the issuance of the Preferred Stock, a fairness opinion was obtained as to the consideration received and the value of the Preferred Stock at issuance was consistent with open market conditions and values for similar securities.

The Trust, as holder of the Preferred Stock, has the following rights and preferences:

Conversion Feature

Each share of Preferred Stock is convertible into shares of the Company’s common stock at $2.0625 per share of common stock. The conversion price of $2.0625 was 125% of the average NYSE closing price per share of the Company’s common stock for the five trading days prior to August 15, 2000—which was $1.65. The Preferred Stock was issued at $100 per share; therefore, a complete conversion would result in the issuance of 48,484,848 additional shares of the Company’s common stock.

The Trust held 2,727,016 shares of the Company’s common stock on December 31, 2002 which represents approximately 8% of all common shares currently outstanding (33,477,300). On an as-converted basis, the Trust would hold 51,211,864 shares of the Company’s common stock on December 31, 2002, which would be approximately 62.5% of all shares outstanding (81,962,148).

Redemption Feature

The Company can redeem the Preferred Stock at $105 per share beginning on August 15, 2005, reduced by $1 per share each year until August 15, 2010.

Dividends

Dividends are payable quarterly at an annual rate of 10%. Dividends are cumulative and hold a preference to any dividends paid to other shareholders. The Preferred Stock participates in any common stock dividends on an as-converted basis. If dividends are not paid for two consecutive quarters, the Trust may elect one director to the Company’s Board. If dividends are not paid for four consecutive quarters, the Trust may elect a majority of the directors to the Company’s Board and effectively control the Company.

Liquidation Preference

The Preferred Stock has a liquidation preference over the Company’s common stock at $100 per share, plus unpaid dividends. The Preferred Stock also participates in any liquidation distributions to the common shareholders on an as-converted basis.

Voting and Registration Rights

Every two shares of common stock underlying the Preferred Stock on an as-converted basis receive one vote. Therefore, the Trust currently votes 24,242,424 shares, in addition to the 2,727,016 shares of common stock held. The Trust may require the Company, with certain limitations, to register under the Securities Act of 1933 the common shares into which the Preferred Stock may be converted.

Note 14.    Related Party Transactions

On December 28, 1992, the Company was spun off from Adolph Coors Company (ACCo) and since that time ACCo has had no ownership interest in GPIC. However, certain Coors family trusts have significant interests in both GPIC and ACCo. At the time of spin-off from ACCo, GPIC entered into agreements with Coors Brewing Company, a subsidiary of ACCo, for the sale of packaging and other products. The initial agreements had a stated term of five years and have resulted in substantial revenues to the Company. The Company continues to sell packaging products to Coors Brewing Company. The current contract with Coors Brewing Company will expire on March 31, 2003. The Company is renegotiating a new packaging supply agreement with Coors Brewing Company, which is expected to be executed in the first quarter of 2003.

Sales to Coors Brewing Company accounted for approximately 10%, 11% and 10% of our consolidated gross sales for 2002, 2001 and 2000, respectively. The loss of Coors Brewing as a customer in the foreseeable future could have a material effect on our results of operations.

One of the Company’s subsidiaries, Golden Equities, Inc., is the general partner in a limited partnership in which Coors Brewing Company is the limited partner. The partnership owns, develops, operates and sells certain real estate previously owned directly by Coors Brewing or ACCo. Distributions were allocated equally between the partners until late 1999 when Coors Brewing recovered its investment. Thereafter, distributions were made 80 percent to GPIC as the general partner and 20 percent to Coors Brewing. Distributions in 2002 were $2.0 million to GPIC and $0.5 million to Coors Brewing. No distributions were made in 2001. Distributions in 2000 were approximately $0.8 million to Coors Brewing and $3.2 million to GPIC. Coors Brewing’s share of the partnership net assets at December 31, 2002 was $3.9 million and $4.4 million, respectively, and is reflected as minority interest on the Company’s consolidated balance sheet. Coors Brewing’s allocated share of the partnership’s profit was $0 in 2002, 2001 and 2000.

On December 31, 1999, GPIC spun off its ceramics subsidiary, CoorsTek, Inc. In connection with the spin-off, GPIC and CoorsTek entered into contracts governing certain relationships between them following the spin-off, including a tax-sharing agreement, a transitional services agreement and certain other agreements. See further discussion of the tax-sharing agreement in Note 8.

On March 31, 2000 the Company sold the net assets of its GTC Nutrition subsidiary to an entity controlled by a member of the Coors family for approximately $0.7 million. No gain or loss was recognized as a result of the sale.

In August 2000 the Company issued $100.0 million of preferred stock to the Grover C. Coors Trust. See further discussion of the preferred stock in Note 13.

In August 2001, the Company completed a $50.0 million private placement of 10% subordinated unsecured notes. The purchaser of the notes was Golden Heritage, LLC, a company owned by certain Coors family trusts, a related party. On February 28, 2002, the notes were repaid in connection with certain refinancing transactions discussed in Note 5.

In September 2002 the Company entered into a warehouse sublease with Rocky Mountain Bottle Company, a partnership partially owned by Coors Brewing Company. Annual rent under the sublease is approximately $100 thousand. The sublease term expires in July 2006.

Note 15.    Commitments and Contingencies

It is the policy of the Company generally to act as a self-insurer for certain insurable risks consisting primarily of employee health insurance programs. With respect to workers’ compensation, the Company uses a variety of fully or partially self-funded insurance vehicles. The Company maintains certain stop-loss and excess insurance policies that reduce overall risk of financial loss.

In the ordinary course of business, the Company is subject to various pending claims, lawsuits and contingent liabilities, including claims by current or former employees. In each of these cases, the Company is vigorously defending against them. Although the eventual outcome cannot be predicted, it is management’s opinion that disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company is a partner in the Kalamazoo Valley Group (KVG), a partnership formed to develop and operate a landfill for the partners’ disposal of paper residuals from their respective paperboard mills. KVG borrowed $1.5 million for the construction of the landfill, of which $500 thousand remains unpaid at December 31, 2002. Recently, the other parties have closed their paperboard mills and one minority partner has left the partnership via bankruptcy. The Company is evaluating its alternatives and liabilities under the partnership agreement and related note. The landfill remains in operation at December 31, 2002. However, if the partnership were to close the landfill, the Company’s share of estimated closing costs, perpetual care obligations and debt repayment would approximate $2.5 million under the terms of the partnership agreement. The Company’s investment of $0.3 million at December 31, 2002 is included in other long-term assets on the accompanying balance sheet.

From time to time the Company has been notified that it may be a potentially responsible party (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state laws with respect to the remediation of certain sites where hazardous substances have been released into the environment. The Company cannot predict with certainty the total costs of remediation, its share of the total costs, the extent to which contributions will be available from other parties, the amount of time necessary to complete the remediation or the availability of insurance. However, based on the investigations to date, the Company believes that any liability with respect to these sites (either currently active or settled) would not be material to the financial condition, results of operations or cash flow of the Company, without consideration for insurance recoveries. There can be no certainty, however, that the Company will not be named as a PRP at additional sites or be subject to other environmental matters in the future or that the costs associated with those additional sites or matters would not be material.

In connection with the sale of various businesses, the Company has periodically agreed to guarantee the collectibility of accounts receivable and indemnify purchasers for certain liabilities for a specified period of time. Such liabilities include, but are not limited to, environmental matters and the indemnification periods generally last for 2 to 15 years. At December 31, 2002 and 2001, the Company has accrued approximately $3.0 million related to these guarantees and indemnifications.

In connection with the resale of the aluminum business in 1999, the Company guaranteed accounts receivable owed by the former owner of these assets. After the resale, the former owner refused to pay the amounts owed, $2.4 million. Pursuant to the terms of the resale agreement, the Company paid this amount and sued the former owner. The $2.4 million is reflected as a receivable on the Company’s balance sheet. The former owner counterclaimed for an additional $11.0 million for certain spare parts and the Company claimed an additional $14.3 million in overpayment for raw materials to run the business prior to resale. The parties have filed motions for summary judgment. The Company does not believe that the result of this litigation will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

On February 19, 2002, Chinyun Kim filed a putative class action claim in District Court, Jefferson County, Colorado against the Company and certain of its shareholders and directors alleging breach of fiduciary duty in connection with the issuance on August 15, 2000, of the Company’s Series B Preferred Stock to the Grover C. Coors Trust. The Court dismissed plaintiff’s claim against the Company for breach of fiduciary duty while allowing the plaintiff to proceed against the named directors and shareholders, including certain Coors Family Trusts. Currently, discovery is being conducted. The Company believes that the transaction was in the best interest of the Company and its shareholders and that it acted appropriately. It intends to continue to provide a vigorous defense to this action.

Note 16.    Segment Information

The Company’s reportable segments are based on its method of internal reporting, which is based on product category. Thus, the Company’s one reportable segment in 2002, 2001 and 2000 is Packaging.

	Net Sales	Operating Income	Depreciation and Amortization	Assets	Capital Expenditures
	(in thousands)
2002
Packaging	$1,057,843	$62,642	$61,165	$1,020,866	$27,706
2001
Packaging	$1,112,535	$59,854	$79,406	$1,229,335	$31,884
2000
Packaging	$1,102,590	$51,223	$83,094	$1,332,518	$30,931

Certain financial information regarding the Company’s domestic and foreign operations is included in the following summary. Long-lived assets include plant, property and equipment, intangible assets, and certain other non-current assets.

	Net Sales	Long-Lived Assets
	(in thousands)
2002
United States	$1,052,693	$815,854
Canada	5,150	1,529
Other	—	2,383
Total	$1,057,843	$819,766
2001
United States	$1,109,293	$1,032,748
Canada	3,242	1,736
Other	—	2,066
Total	$1,112,535	$1,036,550
2000
United States	$1,100,491	$1,103,411
Canada	2,099	1,974
Other	—	2,694
Total	$1,102,590	$1,108,079

Sales to Altria Group, Inc. were $215 million in 2002, $216 million in 2001 and $189 million in 2000, representing 20%, 19% and 17% of the Company’s consolidated gross sales. Sales to Coors Brewing Company were $111 million in 2002, $123 million in 2001 and $112 million in 2000, representing 10%, 11% and 10% of the Company’s consolidated gross sales. Sales to General Mills, Inc. were $122 million in 2002, $127 million in 2001 and $113 million in 2000, representing 11%, 11% and 10% of the Company’s consolidated gross sales. No other customer generated greater than 10% of consolidated gross sales for the periods presented.

Note 17.    Subsequent Events

On March 6, 2003, the Company acquired substantially all of the assets of J.D. Cahill Co., Inc. for approximately $18 million in cash. J.D. Cahill has annual revenues of approximately $20 million and produces laminated and coated paperboard with manufacturing facilities in Tuscaloosa, Alabama and Centralia, Illinois.

On March 25, 2003, GPIC entered into a merger agreement with Riverwood Holding, Inc. (Riverwood) to effect a stock-for-stock merger with Riverwood. Riverwood will be the accounting acquiror of GPIC and will survive as a publicly traded company listed on the New York Stock Exchange. Riverwood will take the name Graphic Packaging Corporation. Prior to the merger, Riverwood will complete a 15.21 to 1 stock split of its common stock. GPIC shareholders are expected to receive one share of Riverwood common stock for each share of GPIC common stock they hold. As a condition to closing the merger, the Grover C. Coors Trust will convert its preferred shares into 48,484,848 shares of common stock. Assuming the conversion occurs on July 31, 2003, Riverwood will pay the Grover C. Coors Trust an estimated $19.8 million as consideration for early conversion of the preferred stock. Immediately after the merger, GPIC shareholders will own approximately 42.5% and Riverwood shareholders will own approximately 57.5% of the combined company on a fully diluted basis.

On May 12, 2003, the thirty-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) expired. Accordingly, the condition to the merger requiring the expiration or termination of the HSR waiting period has been satisfied. In addition to this and other conditions to the merger, the merger must be approved by two-thirds of the combined voting power of GPIC common stock and two thirds of the preferred stock voting as a separate class. The Coors family shareholders, who collectively own approximately 65.1% of the combined voting power of the Company, have signed a voting agreement with Riverwood in which they have agreed to vote in favor of the merger. Another 0.6% of the combined voting power of the Company is owned by directors and executive officers who are also expected to vote in favor of the merger. Management is expecting the merger to be approved at a special meeting of the shareholders in the third quarter and that the merger will be consummated shortly thereafter.

The combined company has commitment letters from a banking syndicate for financing totaling $1.6 billion at the time of merger. Management estimates that up to $1.3 billion will be drawn at the time of merger to repay existing bank debt and to pay transaction costs. The combined company may also refinance GPIC’s and Riverwood’s senior and senior subordinated notes in the principal amount of $850 million. Assuming the GPIC existing senior bank credit facility and the senior subordinated notes are refinanced, a loss on early extinguishment of debt will occur totaling approximately $17.5 million, consisting of $3.0 million of cash tender premium and $14.5 million of non-cash unamortized debt issuance costs.

For the quarter ended March 31, 2003, the Company incurred approximately $2.3 million of merger related costs. Management expects to incur an estimated additional $10 million of transaction costs prior to closing for merger related investment banking, legal and accounting fees. For the quarter ended March 31, 2003, the Company also incurred approximately $400 thousand evaluating acquisitions that were not consummated.

Relating to the proposed merger, Riverwood has filed a registration statement with the Securities and Exchange Commission which contains a proxy statement/prospectus that will be sent to GPIC shareholders once the registration statement is effective.

Note 18.    Subsequent Adoption of an Accounting Pronouncement

As discussed in Note 2, the Company adopted SFAS No. 145 effective January 1, 2003 resulting in a reclassification of the $15.8 million extraordinary loss on early extinguishment of debt as a non-extraordinary item to loss before income taxes and cumulative effect of change in accounting principle for the year ended December 31, 2002.

Note 19.    Quarterly Financial Information (Unaudited)

The following information summarizes selected quarterly financial information, in thousands except per share data, for each of the two years in the period ended December 31, 2002.

2002	First	Second	Third	Fourth	Year
Net sales	$263,724	$263,917	$270,002	$260,200	$1,057,843
Cost of goods sold	229,432	231,022	240,949	229,178	930,581
Gross profit	34,292	32,895	29,053	31,022	127,262
Selling, general and administrative expense	14,887	15,808	16,192	17,733	64,620
Operating income	19,405	17,087	12,861	13,289	62,642
Interest expense	(11,296)	(12,453)	(11,310)	(9,581)	(44,640)
Loss on early extinguishment of debt	(15,766)	—	—	—	(15,766)
Income (loss) before income taxes and cumulative effect of change in accounting principle	(7,657)	4,634	1,551	3,708	2,236
Income tax (expense) benefit	2,986	(1,808)	(604)	(1,460)	(886)
Income (loss) before cumulative effect of change in accounting principle	(4,671)	2,826	947	2,248	1,350
Cumulative effect of change in goodwill accounting, net of tax	(180,000)	—	—	—	(180,000)
Net income (loss)	(184,671)	2,826	947	2,248	(178,650)
Preferred stock dividends declared	(2,500)	(2,500)	(2,500)	(2,500)	(10,000)
Net income (loss) attributable to common shareholders	$(187,171)	$326	$(1,553)	$(252)	$(188,650)
Net income (loss) attributable to common shareholders per basic share(1)	$(5.79)	$0.01	$(0.05)	$(0.01)	$(5.77)
Net income (loss) attributable to common shareholders per diluted share(1)	$(5.79)	$0.01	$(0.05)	$(0.01)	$(5.77)

2001	First	Second	Third	Fourth	Year
Net sales	$288,444	$283,252	$270,818	$270,021	$1,112,535
Cost of goods sold	248,210	240,976	234,363	236,709	960,258
Gross profit	40,234	42,276	36,455	33,312	152,277
Selling, general and administrative expense	14,489	16,428	16,061	15,896	62,874
Goodwill amortization	5,169	5,143	5,175	5,162	20,649
Asset impairment and restructuring charges	2,000	1,000	—	5,900	8,900
Operating income	18,576	19,705	15,219	6,354	59,854
Gain from sale of businesses and other assets	3,650	—	—	—	3,650
Interest expense	(16,125)	(13,530)	(12,429)	(10,727)	(52,811)
Income (loss) before income taxes	6,101	6,175	2,790	(4,373)	10,693
Income tax (expense) benefit	(2,420)	(2,446)	(1,160)	1,769	(4,257)
Net income (loss)	3,681	3,729	1,630	(2,604)	6,436
Preferred stock dividends declared	(2,500)	(2,500)	(2,500)	(2,500)	(10,000)
Net income (loss) attributable to common shareholders	$1,181	$1,229	$(870)	$(5,104)	$(3,564)
Net income (loss) attributable to common shareholders per basic share	$0.04	$0.04	$(0.03)	$(0.16)	$(0.11)
Net income (loss) attributable to common shareholders per diluted share	$0.04	$0.04	$(0.03)	$(0.16)	$(0.11)

(1)                                  Quarterly earnings per share do not accumulate to total year earnings per share as a result of the anti-dilutive effect of the preferred stock for the year, compared to the dilutive effect of the preferred stock in the first quarter, plus the increase in common stock equivalents during the year.

Note 20.    Supplemental Information

GPC issued $300 million of senior subordinated notes on February 28, 2002. The senior subordinated notes are jointly and severally as well as fully and unconditionally guaranteed by GPIC and its other domestic subsidiaries. The Company’s foreign subsidiaries and a real estate development partnership do not guarantee the senior subordinated notes.

The accompanying supplemental financial information presents condensed consolidating financial statements of (a) Graphic Packaging Corporation (the Issuer); (b) Graphic Packaging International Corporation (the Parent) and a guarantor; (c) the guarantor subsidiaries; (d) the nonguarantor subsidiaries; and (e) the Company on a consolidated basis.

GPC and GPIC were co-borrowers under the Company’s senior bank debt and subordinated debt agreements in effect prior to the refinancing transactions on February 28, 2002. Interest expense under these borrowing agreements was recorded by GPC. In addition, GPC incurred $10.0 million of interest expense in the year ended December 31, 2002, pursuant to a $100 million intercompany loan from GPIC. In 2001 and 2000, GPC incurred $8.8 million of interest pursuant to the same intercompany note that totaled $92.7 million.

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2002
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$1,051,347	$—	$—	$6,496	$—	$1,057,843
Cost of goods sold	925,095	—	—	5,486	—	930,581
Gross profit	126,252	—	—	1,010	—	127,262
Selling, general and administrative expense	64,301	—	—	319	—	64,620
Equity in earnings of subsidiaries	(311)	(4,845)	(352)	—	5,508	—
Operating income	62,262	4,845	352	691	(5,508)	62,642
Interest (expense) income	(54,589)	10,000	—	(51)	—	(44,640)
Loss on early extinguishment of debt	(15,766)	—	—	—	—	(15,766)
Income (loss) before taxes and cumulative effect of change in accounting priniciple	(8,093)	14,845	352	640	(5,508)	2,236
Income tax (expense) benefit	3,142	(5,790)	(322)	(65)	2,149	(886)
Income (loss) before cumulative effect of change in accounting principle	(4,951)	9,055	30	575	(3,359)	1,350
Cumulative effect of change in goodwill accounting, net of tax of $0	(180,000)	—	—	—	—	(180,000)
Net income (loss)	(184,951)	9,055	30	575	(3,359)	(178,650)
Preferred stock dividends declared	—	(10,000)	—	—	—	(10,000)
Net income (loss) attributable to common shareholders	$(184,951)	$(945)	$30	$575	$(3,359)	$(188,650)

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2001
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$1,108,878	$—	$—	$3,657	$—	$1,112,535
Cost of goods sold	956,631	—	—	3,627	—	960,258
Gross profit	152,247	—	—	30	—	152,277
Selling, general and administrative expense	62,789	—	33	52	—	62,874
Goodwill amortization	20,649	—	—	—	—	20,649
Asset impairment and restructuring charges	8,900	—	—	—	—	8,900
Equity in earnings of subsidiaries	(2,471)	(1,248)	(101)	—	3,820	—
Operating income (loss)	62,380	1,248	68	(22)	(3,820)	59,854
Gain from sale of businesses and other assets	—	—	3,650	—	—	3,650
Interest (expense) income	(61,941)	8,619	288	223	—	(52,811)
Income (loss) before taxes	439	9,867	4,006	201	(3,820)	10,693
Income tax (expense) benefit	(174)	(3,928)	(1,595)	(80)	1,520	(4,257)
Net income (loss)	265	5,939	2,411	121	(2,300)	6,436
Preferred stock dividends declared	—	(10,000)	—	—	—	(10,000)
Net income (loss) attributable to common shareholders	$265	$(4,061)	$2,411	$121	$(2,300)	$(3,564)

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2000
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net sales	$1,098,498	$—	$1,083	$3,009	$—	$1,102,590
Cost of goods sold	960,750	—	—	3,229	—	963,979
Gross profit	137,748	—	1,083	(220)	—	138,611
Selling, general and administrative expense	60,074	—	977	83	—	61,134
Goodwill amortization	20,634	—	—	—	—	20,634
Asset impairment and restructuring charges	5,620	—	—	—	—	5,620
Equity in (earnings) of subsidiaries	(3,121)	12,158	(407)	—	(8,630)	—
Operating income (loss)	54,541	(12,158)	513	(303)	8,630	51,223
Gain from sale of businesses and other assets	13,765	—	5,407	—	—	19,172
Interest (expense) income	(90,681)	8,611	10	(11)	—	(82,071)
Income (loss) before taxes	(22,375)	(3,547)	5,930	(314)	8,630	(11,676)
Income tax (expense) benefit	8,966	1,421	(2,539)	289	(3,459)	4,678
Net income (loss)	(13,409)	(2,126)	3,391	(25)	5,171	(6,998)
Preferred stock dividends declared	—	(3,806)	—	—	—	(3,806)
Net income (loss) attributable to common shareholders	$(13,409)	$(5,932)	$3,391	$(25)	$5,171	$(10,804)

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
At December 31, 2002
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$25,565	$—	$—	$3,061	$—	$28,626
Accounts receivable, net	60,231	2,437	—	878	—	63,546
Inventories	86,740	—	—	503	—	87,243
Other assets	21,609	—	1	24,046	(23,970)	21,686
Total current assets	194,145	2,437	1	28,488	(23,970)	201,101
Properties, net	401,889	—	—	8,703	—	410,592
Goodwill, net	379,696	—	—	—	—	379,696
Other assets	29,781	561,410	6,880	18,393	(586,987)	29,477
Total assets	$1,005,511	$563,847	$6,881	$55,584	$(610,957)	$1,020,866
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$1,976	$—	$—	$1,456	$—	$3,432
Accounts payable	81,519	24	—	563	—	82,106
Other current liabilities	66,543	23,691	2,536	651	(23,970)	69,451
Total current liabilities	150,038	23,715	2,536	2,670	(23,970)	154,989
Long-term debt	472,798	—	—	235,383	(233,282)	474,899
Other long-term liabilities	185,968	1,826	—	—	(103,854)	83,940
Total liabilities	808,804	25,541	2,536	238,053	(361,106)	713,828
Shareholders’ equity
Preferred stock	—	100,000	—	—	—	100,000
Common stock	—	335	1,829	1,540	(3,369)	335
Paid-in capital	418,299	192,984	241,774	(182,077)	(257,353)	413,627
Retained earnings (deficit)	(194,701)	244,987	(239,258)	(1,111)	10,871	(179,212)
Accumulated other comprehensive loss	(26,891)	—	—	(821)	—	(27,712)
Total shareholders’ equity	196,707	538,306	4,345	(182,469)	(249,851)	307,038
Total liabilities and shareholders’ equity	$1,005,511	$563,847	$6,881	$55,584	$(610,957)	$1,020,866

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING BALANCE SHEET
At December 31, 2001
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$1,145	$976	$—	$4,645	$—	$6,766
Accounts receivable, net	56,560	135,301	93	834	(133,314)	59,474
Inventories	92,154	—	—	254	—	92,408
Other assets	33,101	—	—	24,024	(23,969)	33,156
Total current assets	182,960	136,277	93	29,757	(157,283)	191,804
Properties, net	434,549	—	—	9,163	—	443,712
Goodwill, net	559,696	—	—	—	—	559,696
Other assets	18,626	471,914	8,147	18,075	(482,639)	34,123
Total assets	$1,195,831	$608,191	$8,240	$56,995	$(639,922)	$1,229,335
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$36,156	$—	$—	$1,217	$—	$37,373
Accounts payable	58,110	534	—	358	—	59,002
Other current liabilities	59,929	33,286	2,730	1,500	(24,419)	73,026
Total current liabilities	154,195	33,820	2,730	3,075	(24,419)	169,401
Long-term debt	579,006	—	—	2,055	(92,675)	488,386
Other long-term liabilities	208,823	1,959	—	233,357	(370,239)	73,900
Total liabilities	942,024	35,779	2,730	238,487	(487,333)	731,687
Shareholders’ equity
Preferred stock	—	100,000	—	—	—	100,000
Common stock	—	322	1,829	1,540	(3,369)	322
Paid-in capital	283,787	234,975	243,012	(180,753)	(163,272)	417,749
Retained earnings (deficit)	(8,993)	235,353	(239,331)	(1,643)	14,052	(562)
Accumulated other comprehensive income (loss)	(20,987)	1,762	—	(636)	—	(19,861)
Total shareholders’ equity	253,807	572,412	5,510	(181,492)	(152,589)	497,648
Total liabilities and shareholders’ equity	$1,195,831	$608,191	$8,240	$56,995	$(639,922)	$1,229,335

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2002
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$115,898	$7,735	$—	$(1,538)	$—	$122,095

Cash flows from investing activities:
Capital expenditures	(27,660)	—	—	(46)	—	(27,706)
Net cash used in investing activities	(27,660)	—	—	(46)	—	(27,706)

Cash flows from financing activities:
Proceeds from borrowings	759,677	—	—	—	—	759,677
Repayment of debt	(807,105)	—	—	—	—	(807,105)
Debt issuance costs	(16,390)	—	—	—	—	(16,390)
Preferred stock dividends paid	—	(10,000)	—	—	—	(10,000)
Common stock issuance and other	—	1,289	—	—	—	1,289
Net cash used in financing activities	(63,818)	(8,711)	—	—	—	(72,529)

Cash and cash equivalents:
Net increase (decrease)	24,420	(976)	—	(1,584)	—	21,860
Balance at beginning of year	1,145	976	—	4,645	—	6,766
Balance at end of year	$25,565	$—	$—	$3,061	$—	$28,626

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2001
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$141,944	$12,772	$(3,650)	$633	$—	$151,699

Cash flows from investing activities:
Capital expenditures	(31,884)	—	—	—	—	(31,884)
Proceeds from sale of assets	5,300	—	3,650	—	—	8,950
Net cash provided by (used in) investing activities	(26,584)	—	3,650	—	—	(22,934)

Cash flows from financing activities:
Proceeds from borrowings	206,750	—	—	—	—	206,750
Repayment of debt	(320,965)	—	—	—	—	(320,965)
Preferred stock dividends paid	—	(12,083)	—	—	—	(12,083)
Common stock issuance and other	—	287	—	—	—	287
Net cash used in financing activities	(114,215)	(11,796)	—	—	—	(126,011)

Cash and cash equivalents:
Net increase	1,145	976	—	633	—	2,754
Balance at beginning of year	—	—	—	4,012	—	4,012
Balance at end of year	$1,145	$976	$—	$4,645	$—	$6,766

GRAPHIC PACKAGING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2000
(in thousands)

	Issuer	Parent	Guarantor Subsidiaries	Nonguarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$379,095	$(308,154)	$(5,850)	$(2,212)	$—	$62,879

Cash flows from investing activities:
Capital expenditures	(30,870)	—	(57)	(4)	—	(30,931)
Proceeds from sales of assets	37,673	—	5,907	—	—	43,580
Collection on note receivable	—	200,000	—	—	—	200,000
Net cash provided by (used in) investing activities	6,803	200,000	5,850	(4)	—	212,649
Cash flows from financing activities:
Proceeds from borrowings	52,015	—	—	—	—	52,015
Repayment of debt	(431,996)	—	—	—	—	(431,996)
Proceeds from preferred stock issuance, net of issuance costs	—	98,558	—	—	—	98,558
Preferred stock dividends paid	—	(1,306)	—	—	—	(1,306)
Common stock issuance and other	—	1,656	—	—	—	1,656
Debt issuance costs	(6,312)	—	—	—	—	(6,312)
Net cash provided by (used in) financing activities	(386,293)	98,908	—	—	—	(287,385)

Cash and cash equivalents:
Net decrease	(395)	(9,246)	—	(2,216)	—	(11,857)
Balance at beginning of year	395	9,246	—	6,228	—	15,869
Balance at end of year	$—	$—	$—	$4,012	$—	$4,012